Exhibit 10.9

Chengdu Time Share Technology Information Co., Ltd.

and

Chengdu Dayu Weiye Advertising Co., Ltd.

Exclusive Technology Consulting and Service Agreement

December 25, 2007

Exclusive Technology Consulting and Service Agreement

This Exclusive Technology Consulting and Service Agreement (hereinafter “Agreement”) is entered into between the following parties in Beijing on December 25, 2007:

Party A: Chengdu Time Share Technology Information Co., Ltd.

Address: Guixi Industrial Park, High-Tech District, Chengdu

Legal Representative: Jilun He

Party B: Chengdu Dayu Weiye Advertising Co., Ltd.

Address: No. 50 Longmengang, Shuannan Xiaoqu, Wuhou District, Chengdu

Legal Representative: Xianzhou Zhu

The above Parties hereinafter are individually referred to as a “Party”, and collectively the “Parties”.

WHEREAS:

1.	Party B is a company of limited liability incorporated in accordance with the People’s Republic of China (hereinafter “PRC”) laws. The business scope of Party B includes advertising business (The businesses within the foresaid business scope do not include pre-licensed business. The post-licensed businesses within the foresaid business scope can be operated after obtaining licenses or approvals.). Party B requires related technology support, management consultation, market development and other services in order to develop Time Share advertising business within the PRC.

2.	Party A is a wholly foreign-owned enterprise incorporated in accordance with PRC laws. Party A has the resources of technology, management and marketing related to advertising business. Party A can provide Party B with technology support, technology services, management consultation, market development and other related services; and

3.	Party B hopes that Party A provides related services for the purposes of development and expansion of its advertising business. Party A agrees to provide related technology and services related to management and marketing. Further, the Parties agree that all the services arrangements under this Agreement are exclusive.

THEREFORE, Party A and Party B hereby agree as follows:

1.	Exclusive Services Arrangements

1.1.	Party A agrees to provide Party B with related services as Party B’s exclusive provider of technology consultation and services in accordance with the provisions of this Agreement within the term of this Agreement (Please refer to the Annex 1 of “List of Technology Consultation and Services”, hereinafter “Agreed Services”);

1.2.	Party B agrees to accept the technology consultation and services provided by Party A. Party B undertakes that, within the valid term of this Agreement, except with Party A’s prior written consent, it shall not, directly or indirectly, require, inquire price or accept the Agreed Services provided by any other third party.

1.3.	The Parties agree that Party A is solely and exclusively entitled to any right, ownership, interest and all the intellectual property rights arising from the performance of this Agreement, including, but not limited to, copyright, patent right, technology know-how and confidential business information, no matter whether they are developed by Party A or Party B.

2.	Calculation and Payment of the Fees Related to the Agreed Services

The Parties agree that the fee paid by Party B with respect to the Agreed Services under this Agreement (hereinafter “Service Fee”) shall be paid to Party A according to the following requirements:

2.1.	Use of database: Party B shall pay Party A a fee that equals to 17% of Party B’s revenues for the use of Party A’s proprietary database.

2.2.	Technology consultation and services: Party B shall pay Party A a fee for technology consultation and services that equals to the total cost incurred by Party A in providing these services plus an additional 14% of these costs.

2.3.	Commencing from 2008, Party B will pay annual service fees to Party A in a mutually agreed upon amount based on actual services provided and market rates.

2.4.	The Parties agree that December 31 of each year shall be the settlement day for the annual Service Fee (hereinafter “Settlement Day”). Party B shall provide, within 15 days after the Settlement Day, Party A with a detailed sheet of revenues during the prior year derived from advertising business and other related financial statements, materials or information. Party A shall provide, within 15 days after the Settlement Day, Party B with a list of the Agreed Services provided by Party A during the prior year. Any disputes arising from and in connection with the sheet of revenues or the list of the Agreed Services shall be settled through friendly negotiations. The Parties agree that Party B shall pay the Service Fee to Party A according to the rate set forth in Articles 2.1, 2.2 and 2.3 of this Agreement within 30 days after the Settlement Day.

2.5.	The Parties agree that, in the circumstances that the Parties cannot reach an agreement regarding the disputes with respect to the sheet of revenues or the list of the Agreed Services through friendly negotiation, Party B shall pay Party A based on the sheet of revenues acknowledged by Party A within the period set forth in Article 2.4. In the event that Party A questions the financial materials provided by Party B, Party A can engage credible independent auditors to audit the relevant materials. Party B shall coordinate and provide assistance with the auditing.

3.	Representations and Warranties

3.1.	Party A represents and warrants as follows:

3.1.1.	Party A has been duly incorporated and is validly existing as a wholly foreign owned enterprise in good standing under the PRC laws, with corporate power and authority to execute and perform this Agreement;

3.1.2.	The execution and performance of this Agreement will be within Party A’s business scope; Party A has obtained all the internal approvals and authorizations which are necessary to the execution and performance of this Agreement; and, the execution and performance of this Agreement will neither result in a violation of laws and regulations to which Party A are subject, nor result in a breach of any contract or undertaking binding on Party A;

3.1.3.	Once executed, this Agreement shall be legally and effectively binding on Party A.

3.2.	Party B represents and warrants to as follows:

3.2.1.	Party B has been duly incorporated and is validly existing as a company of limited liability in good standing under the PRC laws, with corporate power and authority to execute and perform this Agreement. And all the governmental approvals, permits and licenses which are necessary to Party B’s business operation are validly existing;

3.2.2.	The execution and performance of this Agreement will be within Party B’s business scope; Party B has obtained all the internal approvals and authorizations which are necessary to the execution and performance of this Agreement; and, the execution and performance of this Agreement will neither result in a violation of laws and regulations to which Party B are subject, nor result in a breach of any contract or warrant binding on Party B;

3.2.3.	Once executed, this Agreement shall be legally and effectively binding on Party B.

4.	Confidentiality

4.1.	The Parties agree that all materials and information obtained, acquired or received from the other Party in performing this Agreement are confidential information (hereinafter “Confidential Information”), except the information that is publicly available. Confidential Information has economic and commercial values of the providing Party, and thus each Party undertakes to take all reasonable actions to keep it confidential. Unless for purposes of performing this Agreement for any purposes, each Party shall not use the Confidential Information, disclose, provide or transfer such Confidential Information to any third party without the prior written consent of the providing Party.

4.2.	At the time of the termination of this Agreement, either Party shall dispose of any documents, materials or software containing Confidential Information upon request of the providing Party, and shall delete Confidential Information from related storage hardware, and shall not continue using such Confidential Information.

4.3.	The Parties agree that Article 4 shall survive the change, cancellation or termination of this Agreement.

5.	Defaulting Liability

Where a Party constitutes breach of contract and cause losses to the other Party, such Party shall be held liable for its breach of contract. Either Party’s waiver with respect to the other Party’s liabilities for breach of contract shall be effective provided that the waiver is conducted in a written form. A Party’s failure or delay in exercising any right or remedy under this Agreement shall not constitute the waiver of such rights or remedies; partly exercising rights or remedies shall not prevent the exercise of other rights or remedies.

6.	Effective Date and Term of this Agreement

6.1.	This Agreement became effective as of January 1, 2007.

6.2.	Unless terminated earlier by the Parties according to the provisions prescribed in this Agreement or other related agreements entered into by the Parties, the term of this Agreement is two (2) years.

6.3.	Unless either Party informs the other Party of its intention of no extension at least three (3) months prior to the expiration of this Agreement, the term of this Agreement shall be automatically extended upon its expiry. The period of extension shall be negotiated by the Parties. If necessary, the Parties can enter into a separate agreement with respect to the Agreed Services.

7.	Termination

7.1.	Termination upon Expiry Date

Unless extended according to related provisions in this Agreement, this Agreement will be automatically terminated upon expiry date.

7.2.	Early Termination

Within the term of this Agreement, Party B shall not terminate this Agreement earlier, unless Party A acts with gross negligence, fraud or other unlawful acts or bankruptcy. Notwithstanding the provision in the preceding sentence, Party A has the right to inform Party B thirty (30) days in advance in writing of the termination of this Agreement at any time.

7.3.	Continuing Effective Clause

Upon termination of this Agreement, each Party shall continue to abide by its obligations under Article 4 and 5 hereunder.

8.	Applicable Laws and Resolution of Disputes

8.1.	The formation, validity, interpretation and performance of this Agreement and the resolution of disputes under this Agreement shall be subject to PRC laws.

8.2.	Any disputes arising from the interpretation and performance of this Agreement shall first be resolved by both Parities through friendly negotiations. In case no resolution can be reached within 30 days after one Party delivers a written notice asking for friendly negotiations, any Party can refer such dispute to China International Economic and Trade Arbitration Commission ( “CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing. The arbitration award shall be final and binding upon both Parties.

9.	Force Majeure

9.1.	An Event of Force Majeure means any event that is beyond the reasonable control of either Party and unavoidable or unpreventable after it gives due attention, including, but not limited to, government act, act of God, fire, explosion, storm, flood, earthquake, tide, lightning or war, but insufficiency of credit standing, funds or financing shall not be deemed to be beyond the reasonable control of either Party. The Party seeking the exemption from its liabilities under this Agreement owing to an Event of Force Majeure shall, without undue delay, inform the other party of such event and the steps to be taken to perform its liabilities.

9.2.	Should the performance of this Agreement be delayed or prevented due to any Event of Force Majeure as defined above, the prevented Party shall be exempt from its liabilities only to the extent of being delayed or prevented. The prevented Party shall take appropriate measures to lower or eliminate the impact of such Event of Force Majeure, and make endeavors to resume the performance of the obligations delayed or prevented by such Event of Force Majeure. Both Parties agree to do their best to resume the performance of this Agreement once the Event of Force Majeure is eliminated.

10.	Notice

Any notice or other communications required by either Party to be made under or pursuant to this Agreement shall be in Chinese and sent to the following address of the other Party or such other address as may be notified by the other Party from time to time by hand delivery, registered mail, recognized courier service or fax. Notices shall be deemed to be duly served: (a) if by hand delivery, on the date of delivery; (b) if by mail, on the tenth (10th) day after the date of posting (as indicated on the postmark) of registered airmail (postage prepaid), or if by courier service, on the fourth (4th) day after being delivered to an internationally recognized courier service; or (c) if by fax, at the receiving time as indicated in the transmission confirmation of the relevant document.

Party A: Chengdu Time Share Technology Information Co., Ltd.

Address: Dayu Building, No. 312 Long Zhua Shu, Xiao Hong Men, Chaoyang District, Beijing

Attention: Xingyuan Yang

Party B: Chengdu Dayu Weiye Advertising Co., Ltd.

Address: No. 50 Longmengang, Shuannan Xiaoqu, Wuhou District, Chengdu

Attention: Xianzhou Zhu

11.	Miscellaneous

11.1	Party B shall not assign any of its rights and obligations hereunder to any third party hereof without the prior, written consent of Party A.

11.2	Any invalid or unenforceable provision hereunder due to its conflict with related laws, shall only be invalid or unenforceable within related jurisdiction, and shall not affect the force of other provisions of this Agreement.

11.3	All annexes to this Agreement shall form an integral part of this Agreement and have the same legal effect as this Agreement.

11.4	Any amendments, revisions or supplements to this Agreement shall go into effect after the execution of written agreement by the Parties. All amendments and supplements duly signed by the Parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

11.5	This Agreement and its annexes constitute the entire agreement between both Parties with respect to the subject matters hereof and supersedes and replaces all prior oral and written agreements, contracts, understandings or correspondences between both Parties with respect to the subject matter hereof.

11.6	This Agreement is executed in two (2) originals in Chinese, one (1) original for each Party.

[No text below, followed by execution page]

[Execution page, no text]

Party A: Chengdu Time Share Technology Information Co., Ltd. /stamp/

Authorized representative (signature):

Name:

Date:

Party A: Chengdu Dayu Weiye Advertising Co., Ltd. /stamp/

Authorized representative (signature):

Name:

Date

Annex 1: List of Technology Consultation and Services

Party A will provide Party B with the database services and technology consultation and services as follows:

Database services: Party A permits Party B to use its proprietary e-TSM database. Party B thus could make out-of-home advertising plans pursuant to media resource information in the e-TSM database.

Technology consultation and services: Party A shall provide the following technology consultation and services to Party B:

1)	Market development and market research and analysis services;

2)	Advertisement design and other related design services;

3)	Server and office network maintenance;

4)	Web page and website’s design, update and maintenance services;

5)	Employee training services;

6)	Management consultation services;

7)	Advertisement monitoring services;

8)	Other services necessary for the business of Party B.